Exhibit 99.1

Contact:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Names Deepak Iyer as

EVP & President, Asia Pacific, Middle East and Africa

•	25+ year veteran Iyer has successfully led growth of businesses in India, Southeast Asia and Africa

•	Maurizio Brusadelli to leave company in June to pursue external leadership opportunity

CHICAGO – May 2, 2023 – Mondelēz International (Nasdaq: MDLZ) today announced that Deepak Iyer, 56, the company’s President, India & Southeast Asia, has been named Executive Vice President and President, Asia Pacific, Middle East and Africa (AMEA) effective June 5. In his new role, Iyer will be responsible for leading the company’s $6.8 billion AMEA business across more than 70 countries, which includes iconic brands such as Oreo and belVita biscuits, Cadbury chocolate and Kinh Do cakes.

“With close to three decades of leadership experience and a strong track record of success driving the growth of brands in emerging markets across Asia and Africa, Deepak is the ideal leader to continue our strong and sustained growth across the AMEA region,” said Chairman and CEO Dirk Van de Put. “Under his leadership these past six and a half years, India has delivered strong, profitable growth and become a consistent exporter of talent and best practices across our global network. We look forward to leveraging his skills and experience in this expanded role to drive greater positive impact across the broader region and the entire company.”

Since 2016, Iyer has successfully led the company’s India business driving sustained double-digit revenue growth, significantly expanded profit margins, strong cash flow generation and the adoption of advanced technologies and use of consumer data. An engineer with and MBA and more than three decades of management experience across Sales, Marketing and General Management, he has successfully managed businesses across India, Southeast Asia and Africa. Iyer has vast and versatile industry and operating model experiences including time at PepsiCo and Wrigley India Pvt Ltd. Importantly, he has built a top team in CPG, widely recognized for best-in-class marketing, sales, sustainability integration, talent and engagement and supply chain capability. Iyer replaces Maurizio Brusadelli, who will leave the company in June to pursue another leadership opportunity.

“I am thankful to Maurizio, for his leadership during these past seven years in AMEA and for his three decades of contributions at the company,” said Van de Put. “Maurizio is a passionate leader who has played a key role in building our AMEA business into a growth engine of the company. I appreciate the foundation he has built to set Deepak and the team up for continued success and wish him the best in his future endeavor.”

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2022 net revenues of approximately $31 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, Ritz, LU, Clif Bar and Tate’s Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.